Exhibit 99.2

NiMin Energy Corp. Announces Corporate and Operations Update

For Immediate Release

•	Water flood commences at Ferguson Ranch field in Wyoming

•	NiMin confirms CMD process a success and temporarily discontinues oxygen injection at Pleito Creek while commercial oxygen generation facilities are being developed.

•	4Q 2011 operating expenses reduced by more than 20% compared to 3Q 2011; Production averaged 1,025 BOPD, excluding Louisiana production

•	Strategic review process underway; Data room opens in first week of February, 2012

•	Completed divesture of oil and gas properties in Louisiana

Carpinteria, CA – January 30, 2011 – NiMin Energy Corp. (TSX:NNN) (OTCBB and OTCQX:NEYYF) (the “Company” or “NiMin”) today announced the following corporate update.

Wyoming Operations

NiMin has finished implementation of the first phase of water flood development at its Ferguson Ranch field in Wyoming, and has taken measures to reduce operating expenses in the region. Water flooding is a secondary recovery method that has been proven to increase oil production and ultimate oil recovery in the Big Horn Basin of Wyoming. The Company anticipates production response within six months and, at its peak in 2016, the water flood is expected to produce 1,000 barrels of oil per day (“BOPD”), increasing total oil recovery by 4.7 million barrels over the lifetime of the field.

California Operations

The application of Combined Miscible Drive (“CMD”) has been deemed a success and the Company is seeking to significantly reduce costs associated with the CMD process by way of building onsite oxygen generation as opposed to the purchase, transport and storage of liquid oxygen. The current discontinuation of oxygen injection is not expected to have an immediate effect on production but will immediately decrease operating expenses and is expected to result in cost savings of approximately $200,000 per month. Once onsite oxygen generation has been implemented, NiMin expects to benefit from lower operating costs, streamlined operations and added flexibility that comes with generating and injecting oxygen on NiMin’s own premises.

Operating Expenses and Average Production

The Company recently took steps to reduce operating expenses in both California and Wyoming by streamlining the CMD process and strategically exploiting its Wyoming assets. Those actions have resulted in the decrease of fourth quarter operating expenses by greater than 20 percent when compared to the third quarter of 2011. NiMin continues to work to reduce costs in both California and Wyoming and expects further reductions in the future.

Production, excluding Louisiana, averaged 1,025 BOPD in the fourth quarter, down marginally from 1,039 BOPD in the third quarter.

Strategic Review Process

The strategic review process was initiated to help close the gap between the value of NiMin’s underlying assets – including the Company’s reserves, production and operations – and the current trading level of the Company’s common shares. Macquarie Capital has been serving as NiMin’s financial advisor. NiMin will open its data room in the first week of February to companies who have signed confidentiality agreements. The data room will remain open for three weeks, at which point NiMin will evaluate all proposed arrangements.

The strategic review process has not been initiated as a result of any particular offer. The Company cautions that there are no guarantees that the strategic alternative review process will result in a transaction or, if a transaction is undertaken, the terms or timing of such transaction.

Louisiana Divestiture

NiMin has completed the sale of its non-operated and non-core interests in producing oil and gas properties in the southern onshore region of Louisiana. Although not material to the Company, the net proceeds from the sale will be redeployed to NiMin’s Wyoming operations for the benefit of future development in the region.

Management Comments

NiMin’s CEO, Mr. Clancy Cottman, said, “The measures we have taken to divest our assets in Louisiana, implement water flooding in Wyoming and streamline our CMD process in California will be impactful to our operations and essential in rationalizing our portfolio. We have effectively driven down operating expenses and continue to generate reasonable production levels, even during a strategic and operational adjustment period for the Company.”

Mr. Cottman continued, “We are pleased with the rapid progress of our strategic review. We look forward to demonstrating to the market the breadth and depth of our enhanced oil recovery techniques, and exploring ways to maximize shareholder value in the process.”

CONTACTS:

Investors

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

Media

Dan Gagnier/Jared Levy

Sard Verbinnen & Co

+1 (212) 687-8080

About NiMin Energy

NiMin is a California based independent oil exploration and production company with principal operations in the Bighorn Basin of Wyoming and the San Joaquin Basin in California.

Cautionary Statements

This news release contains forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws including statements regarding the timing of the opening of the data room, the use of proceeds from the Louisiana disposition, the timing of the production response at the Ferguson Ranch field and expectations regarding further cost reductions and the significant discount between asset value and share price. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. Risks include, but are not limited to: the risks associated with the oil and gas industry (e.g., operational risks in development, exploration and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses, and health, safety and environmental risks), commodity price, price and exchange rate fluctuation and uncertainties resulting from potential delays or changes in plans with respect to exploration or development projects or capital expenditures. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in our Annual Information Form and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the NiMin, its subsidiary Legacy Energy, Inc. or their respective financial or operating results or, as applicable, their securities.